                                   June 11, 1996



  Dear Shareholder:

          You are cordially invited to the 1996 Annual Meeting of Shareholders of Law Companies Group, Inc. (the "Company").
  The meeting will be held at 4:00 p.m., local time, on July
  8, 1996 at The Carter Center, One Copenhill Avenue, N.E.,
  453 Freedom Parkway, Atlanta, GA 30307. Admission to the meeting will begin at 3:00 p.m.

          The attached Notice of Annual Meeting of Stockholders and Proxy Statement cover the formal business of the meeting, which includes the proposal to elect a Board of thirteen (13) directors. Also during the meeting, management will address other corporate matters that may be of interest to you as a shareholder.

          The Company's 1995 financial performance was far below established plans. Based on a comparison of our plan versus actual performance, net fees fell short of plan (actual - $314.9 million versus plan - $322.7 million). The international group achieved 100% of its targeted operating income goal and Law Engineering and Environmental Services, Inc. achieved only 45% of its operating income goal (actual
  - $8.5 million versus goal - $19.1 million). The total operating income for the Company was 37% of our 1995 goal (actual - $7.3 million versus goal - $19.8 million). This shortfall in operating income and several extraordinary costs led to an after-tax loss of $2.3 million for 1995.

          Extraordinary costs were factors in the magnitude of the loss incurred in 1995. The nature of these costs were: professional fees and expenses and loan fees surrounding debt refinancing (approximately $1.6 million); sublease write downs (approximately $2.5 million); severance (approximately $.8 million); and the write-off of certain foreign (IHT) and domestic (IAM) investments (approximately $1.5 million) for a pre-tax total of $6.4 million. Management decided that proactive steps were necessary to recognize these costs and restructure for future profitability. The 1994 and 1995 financial operating results clearly show significant changes are required, especially in the U.S. operations, to bring the Company back to the level of profitability our employees are capable of delivering.

          Several programs have been initiated throughout the Company in order to bring the Company back to acceptable profitability. The most comprehensive of these is a program of business actions referred to as the CEO Improvement Initiatives. Management believes that these initiatives are essential to achieve minimally acceptable levels of profitability and cash flow in 1996 and to position the Company to achieve its performance potential in 1997 and beyond.

          This program is currently focused on the Company's domestic operations. At a minimum, the goal is to accomplish the following:

            .  Preserve and build local market share in the U.S.
            . Expand the Company's national and multi-national client base.
            .  Effect positive change in the Company's culture.
            . Maximize the Company's efficiency and profitability. . Restore the Company's balance sheet integrity.
            . Establish and implement use of uniform, consistent financial performance indicators.

           These initiatives are intended to improve the quality of the Company's client services and its internal support activities, increase the Company's overall productivity, and reduce or eliminate unnecessary cost. As the Company implements these initiatives, technical and administrative activities will become more cost efficient, resulting in the Company getting more done with less.
                  ----           ----

           More specifically, the domestic CEO Improvement
  Initiatives consist of certain Company-wide and office-level business programs. The Company-wide initiatives consist of:

            .  National Business Development Program.
            . Contribution Measurement, including an overhead cost review.
            .  Organization/Fee Alignment.
            .  Management of WIP (Work-In-Progress)/AR
               (Accounts Receivable)/DSO (Days
               Sales Outstanding).
            .  National Procurement Program.

  The office-level initiatives consist of:

            .  Office Business Development and Project
               Management.
            .  Technical Delivery and Quality Control/Assurance.
            .  Office Administration and Financial Management.

           It is not by chance that the CEO Improvement
  Initiatives include a business development focus at both the national and local office level. These initiatives reinforce management's belief of the importance of business development at all levels of the Company to achieve sustainable profitability and continuous growth of
  -----------                   ----------
  shareholder value. As with all of the CEO Improvement Initiatives, business development is not a program with a beginning and an end, but rather a continuous process ingrained in the culture of the Company. All employees should understand how they can continuously contribute to this and all other essential business functions in the performance of their daily activities.

           To this end, certain Financial Drivers have been identified to measure the impact of the CEO Improvement Initiatives and the overall performance of the Company. Management believes that these Financial Drivers represent the primary measure of essential performance necessary for the financial success of the Company. How we all contribute to the achievement of the goals for each of the Financial Drivers will make the difference between an efficient, profitable Company, and one that will not be able to compete in today's rapidly changing marketplace. The Financial Drivers and our 1996 goals for each consist of:

            .  Net Fees - $320,000,000 (Domestic - $230,000,000 &
               International - $90,000,000).
            .  Utilization - 65% of hours worked.
            .  Project Net Labor Multiplier - 3.56.
            .  Project Variances - less than 2% of net fees.
            .  Indirect Expenses - 51% of net fees.
            .  Days Sales Outstanding (DSO) - 80 days.

  Company employees are expected to understand these Financial
  Drivers and how each individual can favorably impact them in their respective job functions.

           Moreover, as part of increasing the Company's efforts in the U.S. to press forward with the re-focus and re-organization and in order to regain momentum toward achieving U.S. profitability goals for 1996, executive leadership has taken a hands-on approach in connection with the domestic operations. As a result, James I. Dangar has been named the Regional Manager for a combined West and Southwest Region. Frederick J. Krishon manages the Los Angeles office, and Jon McCarthy leads the Business Development efforts for the Southwest Region. Michael W. Montgomery has been named the Regional Manager for a combined Central and Florida Region. Robert S. Gnuse coordinates the National Marketing Program, which reports to me, and Joe Amon manages the Tampa office.

           It is important that your shares be represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To be sure your shares are represented, we urge you to complete and mail the enclosed proxy card as soon as possible. If you attend the meeting and wish to vote in person, the ballot that you submit at the meeting will supercede your proxy.

           In an effort to be expedient and to avoid the redundancy of a separate Annual Report and Form 10-K, this letter is being added as a cover to the Company's Form 10-K. The 1995 operating results are disclosed under the "Management's Discussion and Analysis of Financial Conditions and Results of Operations" of the Form 10-K. I invite your attention to that discussion.

           In conclusion, 1995's less than stellar financial performance is indicative that change is necessary in order for the Company to return to profitability. Through the development and implementation of the CEO Improvement Initiatives, as well as the identification of and management's emphasis on the Company's Financial Drivers, management clearly evidences its commitment to change in order to enhance shareholder value. With a deep sense of stewardship, the management team is committed to restoring the Company to profitability, to increasing shareholder value and to re-establishing the Company to its pre-eminence in the professional engineering and environmental service industry.

                                     Sincerely,

                                     LAW COMPANIES GROUP, INC.

                                     /s/ Bruce C. Coles
                                     ----------------------------------
                                     Bruce C. Coles
                                     Chairman of the Board of Directors and
                                     Chief Executive Officer

                           LAW COMPANIES GROUP, INC.
                               114 Townpark Drive
                            Kennesaw, Georgia  30144

                              -------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 JUNE 11, 1996

                              --------------------

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of Law Companies Group, Inc., a Georgia corporation (the "Company"), will be held on July 8, 1996, at 4:00 p.m., local time, at The Carter Center, One Copenhill Avenue, N.E., 453 Freedom Parkway, Atlanta, Georgia 30307, for the following purpose:

          (1) To elect a Board of thirteen (13) directors of the Company to serve until the next Annual Meeting and until their successors are duly elected and qualified;

          (2) To consider and take action upon any other business as may properly come before the Meeting or any postponements or adjournments thereof;

all as set forth in the Proxy Statement accompanying this Notice.

     Only holders of record of the Company's Common Stock, par value $1.00 per share, as of the close of business on June 1, 1996 are entitled to notice of, and to vote at, the Meeting and any postponement or adjournment thereof.


                                         By Order of the Board of Directors,

                                         /s/ Darryl B. Segraves
                                         ---------------------------------------
                                         Darryl B. Segraves
                                         Executive Vice President, Secretary and
                                         General Counsel

Kennesaw, Georgia
June 11, 1996

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                   IMPORTANT                                  +
+                                                                              +
+ WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, PLEASE VOTE BY MEANS OF THE + + ENCLOSED PROXY CARD THAT YOU ARE REQUESTED TO SIGN, DATE AND RETURN AS SOON + + AS POSSIBLE IN THE ENCLOSED ENVELOPE SO THAT WE MAY BE ASSURED OF A QUORUM TO+ + TRANSACT BUSINESS. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND +
+ VOTE IN PERSON.                                                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                           LAW COMPANIES GROUP, INC.
                               114 Townpark Drive
                            Kennesaw, Georgia  30144

                       ---------------------------------

                                PROXY STATEMENT
                       ---------------------------------



     This Proxy Statement and the accompanying proxy card are being furnished to the shareholders of Law Companies Group, Inc., a Georgia corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the "Meeting") to be held on July 8, 1996 at 4:00 p.m., local time, at The Carter Center, One Copenhill Avenue, N.E., 453 Freedom Parkway, Atlanta, Georgia 30307, or at any postponement or adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The Proxy Statement and accompanying proxy card are first being mailed or otherwise distributed to shareholders on or about June 11, 1996.

     Holders of record of outstanding shares of the Company's common stock, par value $1.00 per share (the "Common Stock") at the close of business on June 1, 1996 (the "Record Date") are entitled to notice of and to vote at the Meeting. Each shareholder is entitled to one vote for each share of Common Stock held on the Record Date. On the Record Date, there were 1,913,095 shares of Common Stock outstanding.

     Shares of Common Stock cannot be voted at the Meeting unless the owner is present or represented by proxy. A proxy may be revoked at any time before it is voted by (1) giving written notice of revocation to the Secretary of the Company, (2) executing and delivering to the Company at the address shown above a new proxy bearing a later date, or (3) attending the Meeting and voting in person. All properly executed proxies, unless previously revoked, will be voted at the Meeting or at any postponement or adjournment thereof in accordance with the directions given.

     With respect to the election of Directors, shareholders of the Company voting by proxy may vote in favor of the nominees, may withhold their vote for the nominees, or may withhold their vote as to specific nominees. The Board of Directors does not intend to present and knows of no others who intend to present at the Meeting any matter of business other than those matters set forth in the accompanying Notice of Annual Meeting of Shareholders. However, if other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

     At the Meeting, inspectors of election will determine the presence of a quorum and tabulate the results of the voting by shareholders. A majority of the outstanding shares of Common Stock must be present in person or by proxy at the Meeting in order to have the quorum necessary for the transaction of business. Abstentions will be counted for purposes of determining the presence of a quorum at the Meeting. All matters require for their approval the favorable vote of a majority of the shares of Common Stock voted in person or by proxy at the Meeting. An abstention from voting by a shareholder on a proposal has the same effect as a vote "Against" such proposal. The Company's shares are owned of record and beneficially primarily by employees of the Company, its subsidiaries and affiliates; accordingly, the Company receives no "broker non-votes."

     A proxy card is enclosed for your use. YOU ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS TO COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE.

     The cost of soliciting proxies will be paid by the Company. Officers and other regular employees of the Company may also request the return of proxies by telephone, telegram, or in person.

ELECTION OF DIRECTORS

The following sets forth certain information with respect to the thirteen (13) nominees for the Board of Directors of the Company. Directors hold office until the next annual meeting of shareholders. Messrs. Andrew J. Young, J. Richard Cottingham, Clay E. Sams, Frederick J. Krishon, and Walter T. Kiser were appointed to the Board of the Company on June 16, 1995 to fill vacancies created by the resignations of Messrs. R. K. Sehgal, Richard G. Rosselot, Jimmy L. Williams, Michael W. Montgomery, L. David Wheeless III, and Dr. Charles B. Knapp.

Messrs. Henry J. Hatch and James C. Richards declined to stand for re-election to the Board of the Company and on July 14, 1995, the Board of Directors nominated Messrs. W. Allen Walker and Lawrence D. Young to serve as directors of the Company. On August 14, 1995, Messrs. Walker and L. Young resigned their positions as directors of the Company. On August 18, 1995, Bruce C. Coles was elected as Chairman of the Board of Directors and Chief Executive Officer effective September 1, 1995. On December 8, 1995, John Y. Williams was elected as a director by the Board of Directors to fill a vacant position on the Board. In early 1996, Robert B. Fooshee was elected as Chief Financial Officer, Executive Vice President and Treasurer of the Company. After many years of loyal service, Clifford M. Kirtland, Jr. has declined to stand for re-election to the Board of the Company and the Board nominated Peter D. Brettell and Robert
B. Fooshee to serve as directors of the Company.

It is not contemplated that any of the nominees will be unable or unwilling to serve as a director, however, if that should occur, the proxies will be voted for the election of such other person or persons as are nominated by the Board of Directors. The thirteen (13) nominees for director receiving a plurality of the votes cast shall be elected.

         NAME            AGE           CURRENT POSITIONS WITH THE COMPANY
- -----------------------  ---  ----------------------------------------------------
Bruce C. Coles            51  Chairman of the Board of Directors and Chief
                              Executive Officer
James I. Dangar           52  President, Chief Operating Officer and Director of
                              the Company; President of Law Engineering and
                              Environmental Services, Inc.
Robert B. Fooshee         53  Executive Vice President, Chief Financial Officer,
                              Treasurer and Director-Nominee
Andrew J. Young           64  Vice Chairman and Director
Clarence D. Zimmerman     59  Executive Vice President of Law Engineering and
                              Environmental Services, Inc.; and Director
Geoffrey J. Brice         56  Director of Sir Alexander Gibb and Partners Ltd.
                              and Director
J. Richard Cottingham     52  Senior Vice President and Regional Manager of Law
                              Engineering and Environmental Services, Inc.; and
                              Director
Clay E. Sams              55  Vice President and Corporate Geotechnical
                              Consultant of Law Engineering and Environmental
                              Services, Inc.; and Director
Frederick J. Krishon      49  Vice President of Law Engineering and
                              Environmental Services, Inc.; Corporate Consultant;
                              and Director
Steven Muller             68  Director
Walter T. Kiser           59  Director
John Y. Williams          53  Director
Peter D. Brettell         43  Managing Director of Sir Alexander Gibb and
                              Partners Ltd.; Director-Nominee


BRUCE C. COLES joined the Company in September 1995 and is the Chairman of the Board of Directors and Chief Executive Officer of the Company. Prior to joining the Company Mr. Coles was Chairman and Chief Executive Officer of Stone & Webster Incorporated. Prior to August 1995, Mr. Coles held various technical and management positions with Stone & Webster Incorporated and its related affiliates since June, 1968. Mr. Coles also serves on the Board of Trustees of Clarkson University, the National Board of Directors of Junior Achievement, the Board of Councilors of The Carter Center, the Board of the Civil Engineering Research Foundation, the advisory council for the Accreditation Board for Engineering and Technology and the Civil Engineering Association of the University of Maine.

JAMES I. DANGAR joined the Company in 1967 and has been President of the Company's engineering subsidiary since January, 1989 and was Vice President from March 1985 to December 1988. He has been a Director of the Company since 1984. On November 29, 1994, he was elected President and Chief Operating Officer of the Company. On February 13, 1995, he was elected Interim Chief Executive Officer of the Company, a position he held until September, 1995. In March, 1996, Mr. Danger was assigned to manage two regions of the Company's domestic operations.

ANDREW J. YOUNG joined the Company in 1990 and became Chairman and Chief Executive Officer of a subsidiary of the International Group in November, 1990. He has been a Director of the Company since June 16, 1995. On May 7, 1993, Mr. Young was appointed by the Board of Directors to be Vice Chairman of the Company. Prior thereto, he served as Mayor of the City of Atlanta from 1981 to 1989. Mr. Young serves as Chairman of the Metro Atlanta Chamber of Commerce, Chairman of the Southern Africa Enterprise Development Fund and as Co-Chairman of the Board of the Atlanta Committee for the 1996 Olympic Games. Mr. Young serves as a director of Delta Air Lines, Cox Communications, Host Marriott, Thomas Nelson Publishers, Film Fabricators, and Argus Newspaper.

ROBERT B. FOOSHEE joined the Company in January, 1996 as Executive Vice President and Chief Financial Officer. Mr. Fooshee also serves as Treasurer of the Company. Prior to joining the Company Mr. Fooshee provided consulting services for RBF & Associates from February 1995 until joining the Company.
From August 1994 through January 1995, Mr. Fooshee was Executive Vice President and Chief Financial Officer for Eddie Haggar Limited. From June 1992 until August 1994, Mr. Fooshee was Chief Financial Officer for The Fresh Market. From April 1986 until June 1992, Mr. Fooshee was Chief Financial Officer for Kayser-Roth Corporation.

CLARENCE D. ZIMMERMAN joined the Company in 1966, and has held various technical and management positions with the Company and/or its related affiliates. Mr. Zimmerman has served as an Executive or Senior Vice President of various affiliates of the Company since 1989. He has been a Director of the Company since 1993.

GEOFFREY J. BRICE joined Sir Alexander Gibb & Partners Ltd. in 1960. He has served in various engineering and management positions, most recently as a Director of Sir Alexander Gibb and Partners Ltd. since 1989. He has been a Director of the Company since 1994.

J. RICHARD COTTINGHAM joined the Company in 1988 as a branch manager of the Company's engineering subsidiary. Since January 1991 he has served as Senior Vice President, Vice President, Area Manager and/or Regional Manager of various affiliates of the Company. Prior thereto, he served as

Assistant Vice President of Law Engineering from March 1989 until January 1991. Mr. Cottingham has been a Director of the Company since 1995.

CLAY E. SAMS joined the Company in 1964. Since December 1988, he has served as Vice President and Corporate Geotechnical Consultant of the various affiliates of the Company. Prior thereto, he served in various engineering and management positions with the Company. Mr. Sams has been a Director of the Company since 1995.

FREDERICK J. KRISHON joined the Company in 1972 and in 1986 was elected as Assistant Vice President for the Company's engineering subsidiary. He currently serves as Vice President of an affiliate of the Company and is a corporate consultant in facilities engineering. He has served in various engineering and management positions with the Company or its affiliates. Mr. Krishon has been a Director of the Company since 1995.

STEVEN MULLER has served as a Director of the Company since March 1991. Dr. Muller is President Emeritus of The Johns Hopkins University where he served as President from 1972 to 1990. Dr. Muller is also a director of Van/Kampen American Capital Closed End and Common Sense Trust Funds; Beneficial Corporation; Alex. Brown, Incorporated; Millipore Corporation; and Organization Resources Counselors, Inc.

WALTER T. KISER joined the Company in 1962 and held various engineering and management positions with the Company, including Chairman and Chief Executive Officer of Law Companies Engineering Group, Inc. from 1991 until his retirement in 1993. He served as Chairman and Chief Executive Officer of Law Engineering, Inc. from 1989 until 1991, and served as President of the Company from March 1985 until December 1988. Additionally, from 1977 to 1993 Mr. Kiser served as a Director of the Company. Mr. Kiser has been a Director since 1995.

JOHN Y. WILLIAMS has served as a Director of the Company since 1995. Mr. Williams has been a Managing Director of Equity South Partners, L.P., a merchant banking partnership, since January 1995 and of its affiliate Grubb & Williams, Ltd. since 1987. Mr. Williams also serves as a Director of Tech Data Corporation.

PETER D. BRETTELL joined Sir Alexander Gibb & Partners Ltd., an affiliate of the Company in 1975 and has served in various engineering and management positions. Since 1995, Mr. Brettel has served as Managing Director of Sir Alexander Gibb & Partners Ltd.


The Board of Directors of Law Companies Group, Inc. met nine (9) times during 1995. All members of the Board of Directors attended at least 75% of the meetings of the Board and the various committees of the Board of which they are members except for Mr. Andrew J. Young who was excused from two Board and Committee meetings due to Company commitments.


COMMITTEES OF THE BOARD

FINANCE & AUDIT COMMITTEE: Current members are Messrs. Kirtland (Chairman), Cottingham, Kiser, Sams, Williams, Dangar and Coles (ex officio). The Finance and Audit Committee met five times during 1995. The Committee monitors the financial plans and performance of the Company; meets with the outside auditors and reviews the scope of audit activities and the recommendations of the auditors; and reviews other matters related to accounting and auditing.

COMPENSATION COMMITTEE: Current members are Messrs. Muller (Chairman), Kirtland, Brice, Zimmerman and Coles (ex officio). The Compensation Committee met three times during 1995. The Committee generally administers matters relating to executive compensation. This includes recommendation of salary levels. The Committee makes recommendations concerning approval of the variable compensation plan and administration thereof.

HUMAN RESOURCES DEVELOPMENT COMMITTEE: Current Members are Messrs. Muller (Chairman), Krishon, Young, Zimmerman, Dangar and Coles (ex officio). The Committee met three times during 1995. The Committee generally monitors, reviews and recommends actions concerning human resources matters. These include recruiting, diversity, compensation and benefits, training and personnel administration.

NOMINATING COMMITTEE: There is no standing Nominating Committee of the Board as such. The entire Board of Directors considers nominees and makes its recommendations to the shareholders. The Company does not consider nominees recommended by shareholders and there are no procedures by which shareholders can submit recommendations for nominees to the Board.

COMPENSATION OF DIRECTORS

The Company pays its non-employee directors $3,000 per quarter for their services, $2,000 for each Board meeting attended and $1,000 for each Board Committee meeting attended. Committee chairmen receive $1,500 per meeting chaired. The Company also reimburses all of its directors for reasonable expenses incurred in connection with attending Board and Board Committee meetings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of June 1, 1996, regarding the ownership interests in Common Stock of each executive officer named in the summary compensation table, director and director-nominee individually and of all directors and executive officers of the Company as a group, and each person known to the Company to own beneficially more than five percent of any class of the Company's voting securities. Each person or group has sole voting and investment power with respect to all shares of the Company's stock so owned, except as otherwise noted.

                                          Common    Percent of
       Name of Beneficial Owner          Stock (1)     Class
- ---------------------------------------  ---------  -----------
Bruce C. Coles                              9,751      (2)
James I. Dangar                            41,074       2%
Andrew J. Young                            10,125      (2)
Robert B. Fooshee                               0      (2)
W. Allen Walker                             8,704      (2)
Darryl B. Segraves                          1,700      (2)
Robert S. Gnuse                            15,297      (2)
Lawrence J. White                             168      (2)
Clarence D. Zimmerman                      29,450       1%
Geoffrey J. Brice                           6,250      (2)
Steven Muller                               1,000      (2)
J. Richard Cottingham                      14,169      (2)
Clay E. Sams (3)                           85,439       4%
Frederick J. Krishon                       36,327     1.8%
Walter T. Kiser                                 0      (2)
John Y. Williams                                0      (2)
Peter D. Brettell                             100      (2)
All executive officers, directors and
 director nominees as a group (17         259,554     7.6%
 persons)
                                       =======================


(1) The number of shares of Common Stock beneficially owned by the persons named in the table consists of shares owned and of shares subject to options which may be exercised within 60 days of June 1, 1996.
(2) The percentage of shares beneficially owned by these persons is less than 1% of the class of stock so owned.
(3)  Mr. Sams' address is 2801 Yorkmont, Charlotte, NC 28208.


MANAGEMENT COMPENSATION


SUMMARY COMPENSATION TABLE

The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers, based on salary and bonus earned during fiscal 1995. Bruce C. Coles received a Restricted Stock Award of approximately 9,751 shares of the Company's Common Stock.

                                             ANNUAL COMPENSATION
                                            ---------------------
                                                                   RESTRICTED   OPTIONS       ALL OTHER
        NAME & PRINCIPAL                                             STOCK      GRANTED     COMPENSATION
            POSITION               YEAR     SALARY($)   BONUS ($)    AWARDS       (#)            ($)
- ---------------------------------  ------   ----------  ---------  ----------  ----------  ---------------
Bruce C. Coles                     1995(1)    171,350                $200,000   50,000(2)     49,117(3)
     Chairman of the Board,        1994        n/a
     Chief Exec. Officer           1993        n/a

Andrew J. Young                    1995       210,000
     Vice Chairman and             1994       205,770
     Director                      1993       200,000

James I. Dangar                    1995       170,231
     President, Chief Operating    1994       166,773     10,000
      Officer and Director;
     President, Law Engineering    1993       160,020
     and Environmental
     Services, Inc.



                                                                   RESTRICTED   OPTIONS       ALL OTHER
        NAME & PRINCIPAL                                             STOCK      GRANTED     COMPENSATION
            POSITION               YEAR     SALARY($)   BONUS ($)    AWARDS       (#)            ($)
- ---------------------------------  ------   ----------  ---------  ----------  ----------  ---------------
Darryl B. Segraves                 1995       143,106

     Executive Vice President,     1994       125,077      5,000
      Secretary and General
      Counsel                      1993       111,107


Lawrence J. White                  1995       125,432
     Vice President and Chief      1994(4)     60,000
     Information Officer
                                   1993        n/a

(1) Salary Amount for Mr. Coles represents only a partial year's salary since joining the Company in September 1995.

(2)  See "Option Grants in 1995."

(3) The amounts hereunder reflect relocation expenses, auto and life insurance premiums and club dues paid by the Company.

(4) 1994 Salary Amount for Mr. White represents only a partial year salary since joining the Company in June 1994.


EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

On November 29, 1994, R.K. Sehgal resigned as Chairman of the Board and Chief Executive Officer of the Company, and the Board of Directors elected Henry J. Hatch as Chairman of the Board and James I. Dangar as President (Subsequent thereto, Mr. Dangar was elected Interim Chief Executive Officer by the Board). On June 16, 1995, at a special meeting of the Board, Mr. Hatch resigned his employment with the Company effective July 25, 1995. Subsequently, Mr. Hatch submitted a letter dated July 10, 1995 wherein he declined to stand for re-election to the Board of the Company.

On September 1, 1995 the Company, and Bruce C. Coles entered into an employment agreement whereby Mr. Coles compensation, fringe benefits, stock options, restrictive stock grant, base salary and relocation expense reimbursement were set out. Moreover, Mr. Coles, subject to certain conditions, was guaranteed the payment of his base salary (and targeted bonuses as approved by the Board of the Company) to September 1, 1998. All of the obligations under the Agreement are guaranteed by an irrevocable letter of credit. See "Report of Board of Directors on Executive Compensation - Chief Executive Officer."

On December 12, 1995, the Company entered into an employment agreement with James I. Dangar whereby Mr. Dangar's compensation fringe benefits were set out. The Company also agreed that in the event Mr. Dangar was involuntarily terminated from employment for any reason other than cause, then he is guaranteed the payment of his base salary to September 1, 1998.

On January 10, 1996 the Company entered into an employment agreement with Robert
B. Fooshee whereby Mr. Fooshee's compensation, fringe benefits, and relocation were set out. The Company also agreed that in the event Mr. Fooshee is involuntarily terminated from employment for any reason other than cause, then he is guaranteed the payment of his base salary for eighteen months.

On January 10, 1996 the Company entered into an agreement with Robert S. Gnuse whereby Mr. Gnuse's salary and fringe benefits were set out. The Company also agreed that in the event that Mr. Gnuse is terminated for any reason other than cause that his severance would not be less than one week of pay for each year of service rounded-up to the next whole year.

OPTION GRANTS DURING 1995

                       Number of   % of Total                                   Potential Realized Value at Assumed
                      Securities    Options                                         Annual Rates of Stock Price
                      Underlying   Granted to     Exercise                         Appreciation for Option Term
                       Options      Employees     Price Per                     ------------------------------------
Name                   Granted      in 1995         Share     Expiration Date          5%                 10%
- ----                  ----------   -----------    ----------  ---------------   ----------------   -----------------
Bruce C. Coles         50,000         100%          $20.51   September 1, 2005       $645,000          $1,634,500
Andrew J. Young           -0-
James I. Dangar           -0-
Darryl B. Segraves        -0-
Lawrence J. White         -0-


OPTIONS EXERCISED DURING 1995 AND YEAR END OPTION VALUES

There were no options exercised by the named executive officers during 1995.
The Company does not have any outstanding stock appreciation rights or warrants.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following employee directors served on the Compensation Committee: Messrs. Brice, Zimmerman, Dangar (ex officio), and Coles (ex officio) during 1995. To the Company's knowledge, there were no other interrelationships involving members of the Compensation Committee or other directors requiring disclosure in this proxy statement.

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

During 1995, the composition of the Compensation Committee fluctuated with the resignation and addition of new directors throughout the year. At the time of the preparation of this report, the Compensation Committee was composed of Messrs. Muller (Chairman), Kirtland, Brice, Zimmerman and Coles (ex officio). During 1995, the Board of Directors formed a task force to conduct a search for a new chief executive officer. The candidate and his compensation package were authorized by the Board. However, the Compensation Committee functioned with respect to the compensation of all other executive officers. The Compensation Committee determines variable compensation awards and makes recommendations regarding executive officer salaries to the Board.

The Company's primary objective is to maximize, over the long-term, the investments of shareholders. The Company has adopted a business strategy which it believes will achieve its primary objective. The Company has also developed a compensation strategy which will support the achievement of its business strategy.

Key components of the executive compensation strategy are as follows:

MARKET COMPETITIVE - The Company's executive officer compensation program is
- ------------------
competitive with those organizations with which it competes for executive talent. The market, consisting primarily of ten engineering consulting firms, is monitored closely by the Company to assure that the Company has a program in place to attract and retain superior executive talent. The Company's intent is for compensation to be targeted at the median of this group; however, specific facts and circumstances may cause deviations from the median. Competitive market data and general compensation advice is provided to the Committee by an independent compensation consultant.

LONG-TERM - The program is structured to deliver competitive pay over a number
- ---------
of years rather than focus on any single year. Superior pay is provided when Company earnings performance exceeds expectations.

AT-RISK - A more significant portion of the compensation provided executive
- -------
officers will be based on Company performance. This will serve to control fixed costs by shifting a portion of pay from fixed to variable.

EQUITY-BASED - Executive officers are encouraged to own a substantial amount of
- ------------
stock and will be provided opportunities to acquire additional shares through stock option grants and other stock purchase opportunities. Stock option grants will provide value to executives only if stock price appreciation is achieved for all shareholders. Equity related pay is intended to be a major portion of the executives' overall pay program. Equity opportunities are based on relative potential contribution, accountability and responsibility of the various executive positions.

CHIEF EXECUTIVE OFFICER

During 1995, the Company commenced a search for a chief executive officer who had the experience to lead the Company through its current transition. After an extensive search, the Board identified Mr. Coles as an individual with the requisite experience and engineering background necessary to lead the Company. The Board entered into negotiations with Mr. Coles and sought to offer him an equity interest in the Company as well as salary commensurate with the position and responsibilities of chief executive officer. The Company authorized a base salary of $550,000 per year, effective September 1, 1995. Moreover, on November 20, 1995, Mr. Coles as part of his salary package received stock options for 50,000 shares of Company Common Stock. As part of his salary package, Mr. Coles received a signing bonus on November 20, 1995 of restricted stock in the Company having a then fair market value of $200,000 as determined by the November 15, 1995 appraisal of the shares of the Company. As part of the salary package Mr. Coles was also granted an automobile allowance, relocation expenses, insurance, and other fringe benefits as well as stock options for 50,000 shares of the Company's common stock. Mr. Coles also received a cash bonus of $120,000 in 1996 based upon his employment agreement.

SALARY

All but three (3) executive officers received increases to bring their salaries more in line with the competitive market and with other executives at the Company with comparable responsibilities.

BONUS

Decisions regarding bonuses are based primarily on the Committee's subjective analysis of factors contributing to the Company's performance and of the executive officer's individual contribution to such performance. Other than as previously noted, bonuses were not paid to any executive officers in 1995.

VARIABLE COMPENSATION

In 1994, the Committee adopted a Variable Compensation Plan for executive officers and selected members of management. The purpose of the Variable Compensation Plan is to reward participants for achieving increases in shareholder value, to provide competitive total cash compensation (salary plus variable compensation) opportunities when compared to the competitor group described above, and to increasingly shift future compensation from fixed sources, such as base salary, to variable sources such as this plan.

The Variable Compensation Plan awards would be based on the achievement of Economic Value Added (EVA). EVA is the net operating profit after taxes remaining after subtracting a charge for the cost of capital employed in the business. The Committee believes EVA most directly correlates with the creation of shareholder value. A portion of the EVA above a threshold level is set aside in a variable compensation pool. Each Participant receives a Predetermined percentage of the pool. The executive officer participants' awards for 1995 are zero in light of the Company's net operating loss in 1995.

EQUITY

The Board of Directors of the Company granted stock options for 50,000 shares of Company common stock to Mr. Coles as part of his compensation package. No other stock options were granted in 1995.

The Compensation Committee believes the compensation provided to the Company's executive officers effectively rewards them based heavily on the performance of the overall Company by emphasizing variable compensation features and long-term equity incentives. The Committee believes this approach links executive compensation to the performance of the Company over the long term.

INTERNAL REVENUE CODE SECTION 162M

The Committee has considered Internal Revenue Code Section 162M (Million Dollar Limit on Deductible Executive Compensation) in structuring compensation arrangements for 1996. The Committee does not expect this limit to be reached in 1996, and expects that all compensation paid to named executives will be fully tax deductible by the Company.

To the extent there were any, the Board of Directors approved without change all decisions of the Compensation Committee during 1995. This report has been submitted on behalf of the Board of Directors. For purposes of this report, the Board of Directors consisted of the following members:

Bruce C. Coles
James I. Dangar
Andrew J. Young
J. Richard Cottingham
Walter T. Kiser
Steven Muller

Clifford M. Kirtland, Jr.
Frederick J. Krishon
Clay E. Sams
Geoffrey J. Brice
Clarence D. Zimmerman
John Y. Williams

PENSION AND RETIREMENT BENEFITS

The Company has a noncontributory defined benefit plan covering substantially all United States employees who have completed one full year of service and have attained the age of 21. Benefits are calculated in accordance with the following formula: 1.4% of average compensation multiplied by years of service not in excess of 20 years, plus .65 percent of average compensation in excess of social security covered compensation multiplied by years of service not in excess of 20 years, plus one percent of average compensation times years of service in excess of 20 years, but not in excess of 35 years of service. The maximum annual benefit is limited in accordance with Section 415(b) of the Code, and commencing in 1989, the compensation that may be taken into account in the calculation of benefits is limited in accordance with section 401(a)(17) of the Code. The maximum compensation and benefit for 1995 are $150,000 (subject to a "grandfather" rule for employees who began participation in the plan before
1994) and $120,000 respectively. These amounts are subject to annual indexing by the Internal Revenue Service.

For purposes of the plan, compensation is deemed to be the participant's highest average compensation during any three consecutive years of service within the ten consecutive plan years of service immediately preceding retirement or separation from the Company. The compensation that is taken into account in determining highest average compensation is the participant's annualized rate of base salary (as of each January 1) not including bonuses, commissions, project, overseas or other premium pay and other nonrecurring compensation. In general, base salary taken into account in calculating pension plan benefits is the same as "Salary" in the summary compensation table above (subject to the $150,000 maximum). Benefits may be paid monthly over the life of the participant (with joint and survivor options available at reduced rates). The following table reflects estimated annual benefits (expressed as a straight-life annuity) as determined under the revised formula (based on the assumption that a participant was born 1930 and retired at age 65 at the end of 1995, with the indicated amounts of compensation and years of service):

       Retirement Benefits at Normal Retirement
            Date Based on Years of Service
- ------------------------------------------------------
                                              Average
Compensation    10 Years  20 Years  25 Years  35 Years
- --------------  --------  --------  --------  --------
  25,000         $ 3,500   $ 7,000  $  8,250  $ 10,750
  50,000           8,565    17,130    19,630    24,630
  100,000         18,815    37,630    42,630    52,630
  150,000         29,065    58,130    65,630    80,630
  200,000         37,275    76,602    87,655   107,655
  250,000         43,309    90,180   102,340   120,000


Although the benefit formula under the pension plan is "integrated" with Social Security benefits, the amounts listed in the table above are not subject to any deduction for Social Security or other offset amounts.

The following represents the credited years of service toward pension and retirement benefits, as of December 31, 1995, for each of the five most highly paid executive officers: Mr. Coles - .4 years; Mr. Young - 6 years; Mr. Dangar
- - 29 years; Mr. Segraves - 7 years and Mr. White - 2 years.

STOCK PERFORMANCE GRAPH

The following graph sets forth the cumulative total shareholder return (assuming reinvestment of dividends) to the Company's holders of Common Stock since the first day of the fiscal year in which the Company became subject to the reporting requirements of the Securities Exchange Act of 1934, as well as an overall stock market index (S&P 500) and the Company's self-constructed peer group index.

                             [GRAPH APPEARS HERE]
                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
          AMONG LAW COMPANIES GROUP, S&P INDEX AND COMPETITIVE INDEX

                             Law
Measurement period        Companies         S&P 500          Competitive
(Fiscal year Covered)      Group(1)          Index             Index(2)
- ---------------------     ---------       ------------       -----------
Measurement PT -
12/31/90                   $100.00          $100.00              $100.00

FYE 12/31/91               $140.28          $126.88              $109.43
FYE 12/31/92               $125.05          $132.55              $ 99.23
FYE 12/31/93               $160.33          $142.56              $ 67.02
FYE 12/31/94               $123.46          $139.72              $ 50.46
FYE 12/31/95               $ 79.02          $187.37              $ 52.58




The stock performance graph assumes $100 was invested in the Company's Common Stock on
January 1, 1991.

(1) The Company's Common Stock is not traded on any public market. The Company's Third Restated Articles of Incorporation, as amended, mandate that an independent appraiser conduct an appraisal of the Company for purposes of determining the "fair market value" of the Company's Common Stock at least as often as annually. The appraisal of the Company's Common Stock as of December 31, 1995 provides that the fair market value per share of Common Stock is $16.91.

(2) The competitive index includes the following companies: Michael Baker Corp.; Greiner Engineering, Inc.; Harding Associates, Inc.; International Technology Corp.; Groundwater Technology Inc.; and Roy F. Weston, Inc. For purposes of computing the index, these companies have been weighted based on their respective market capitalizations.


COMPLIANCE WITH SECTION 16(A)

Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of the Company's common stock, to file with the Securities Exchange Commission ("SEC") initial reports of beneficial ownership and reports of changes in beneficial ownership of the Company's Common Stock. The rules promulgated by the SEC under Section 16(a) of the Exchange Act require those persons to furnish the Company with copies of all reports filed with the SEC pursuant to Section 16(a).

Based solely on these reports delivered to the Company, certain filings with the SEC were late in connection with the following individuals (1 late filing each):
Messrs. Coles, Krishon, Young, Sams, Brice, Zimmerman, Cottingham, Dangar, Williams, Segraves, Walker, Gnuse, and White. All other executive officers and directors have filed with the SEC on a timely basis all reports required to be filed under Section 16(a) of the Exchange Act.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Walter T. Kiser, a Director of the Company, is a former officer, and shareholder of the Company, who took early retirement in 1993. At that time, he entered into an agreement whereby the Company redeemed 95,000 shares of Company stock owned by Mr. Kiser for $2,028,153.60 of which Mr. Kiser received 10% in cash and the remainder subject to a promissory note with principal payments to be made annually on July 1 for five years and interest payable quarterly at 8%. On February 18, 1994, Mr. Kiser sold his remaining 10,000 shares of Company stock to the Company for $343,100.

Henry J. Hatch, formerly an employee of the Company, resigned on June 16, 1995, effective July 25, 1995. Subsequently, Mr. Hatch submitted a letter dated July 10, 1995, wherein he declined to stand for re-election to the Board of the Company. See "Employments Contracts and Termination of Employment Arrangements".

Frederick J. Krishon, a Director of the Company, received a loan, secured by his Company stock, as part of a relocation package from a Company affiliate for $62,000 in the form of a demand note with interest payable quarterly at 8%.


INDEPENDENT AUDITORS

The firm of Ernst & Young LLP (Ernst & Young), independent certified public accountants, audited the Consolidated Financial Statements of the Company as of and for the year ended December 31, 1995. This firm has served in this capacity since 1987.

The Company has previously disclosed that in late 1994 the Company dismissed Coopers & Lybrand LLP (Coopers & Lybrand), Cyprus as its independent auditor of the financial statements of the consolidated Company's affiliate, Gibb Africa International Limited ("Gibb Africa"). For each of the years ended December 31, 1990 through 1993, Ernst & Young, the principal independent auditors for the Company, relied upon the audit report of Coopers & Lybrand in its audit report on the Company's Consolidated Financial Statements. Neither Ernst & Young's audit reports on the Company's financial statements for the past two years nor Cooper & Lybrand's audit reports on Gibb Africa's financial statements for the past two years contained an adverse opinion or disclaimer of opinion, and neither was qualified as to uncertainty, audit scope, or accounting principles. The process leading to the decision to change Gibb Africa's independent auditors from Coopers & Lybrand to Ernst & Young began with managements recommendation to effect the change in independent auditor for Gibb Africa in 1994. The recommendation was made on May 5, 1994, to the Finance and Audit Committee of the Board of Directors which authorized management to proceed with the change, culminating in the notification to Coopers & Lybrand referenced above. On May 6, 1994, the Board of Directors of the Company authorized the appointment of Ernst & Young as the Company's worldwide independent auditor. The recommendation to change independent auditors for Gibb Africa was made due to the Company's desire to consolidate its independent audit work with a single accounting firm in order to achieve consistency and efficiencies. During the Company's two most recent audited fiscal years and the subsequent interim period preceding the dismissal of Coopers & Lybrand, there were no disagreements between the Company and Coopers & Lybrand on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Coopers & Lybrand, would have caused it to make a reference to the subject matter of the disagreement in connection with its report. Ernst & Young has served as the principal independent auditor of the Company's Consolidated Financial Statements since 1987. In that capacity, Ernst & Young has been consulted by the Company on all matters of financial reporting and accounting principles, except for matters involving the financial statements of subsidiaries or affiliates of the Company that are audited by independent accountants other than Ernst & Young. During the Company's two most recent fiscal years and subsequent, the Company has not consulted with Ernst & Young regarding the application of accounting principles to any transaction involving Gibb Africa, either completed or proposed (except as to how those accounting principles or transactions impact the Consolidated Financial Statements of the Company), or the type of audit opinion that might be tendered on Gibb Africa.


STOCKHOLDER PROPOSALS

     Any proposal by a stockholder intended to be presented at the Annual Meeting of Shareholders to be held in 1997, must be received by the Company on or before March 9, 1997 to be included in the proxy materials of the Company relating to such meeting.


OTHER BUSINESS

     It is not anticipated that any other matters will be brought before the Meeting for action; however, if any such other matters shall properly come before the Meeting, it is intended that the persons authorized under the proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.


                              By Order of the Board of Directors,

                              /s/ Darryl B. Segraves
                              -----------------------------------
                              Darryl B. Segraves
                              Executive Vice President,
                              Secretary and General Counsel
Kennesaw, Georgia
June 11, 1996

LAW COMPANIES GROUP, INC.                 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
114 TOWNPARK DRIVE                        DIRECTORS.  The undersigned hereby appoints Robert S. Gnuse and
KENNESAW, GEORGIA  30144                  Clifton S. Cochran and each of them with power of substitution in each,
                                Proxy     proxies to appear and vote, as designated below, all Common Stock of
_____________________________________     Law Companies Group, Inc. held of record on June 1, 1996 by the undersigned, at the Annual Meeting of Stockholders to be held on July 8,
                                          1996, and at all adjournments thereof.  Management recommends a vote in favor of all nominees listed in Item 1.



1.  ELECTION OF DIRECTORS
    To elect a Board of thirteen (13) directors composed of the following director nominees:

              Bruce C. Coles                     Frederick J. Krishon
              James I. Dangar                    Steven Muller
              Andrew J. Young                    Walter T. Kiser
              Clarence D. Zimmerman              John Y. Williams
              Geoffrey J. Brice                  Peter D. Brettell
              J. Richard Cottingham              Clay E. Sams
              Robert B. Fooshee

    [ ]   FOR all director nominees listed above       [ ]   WITHHOLD AUTHORITY
          (except as marked to the contrary)                 to vote for all director nominees listed above

   INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE
    A LINE THROUGH THAT NOMINEE'S NAME IN THE RESPECTIVE LIST ABOVE.

2.  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED.  IF NO INDICATION IS MADE, IT WILL BE
VOTED IN FAVOR OF ALL DIRECTOR-NOMINEES AND IN FAVOR OF PROPOSAL 1.


                           Dated:                                     , 1996
                                 -------------------------------------

                           -------------------------------------------------


                           -------------------------------------------------
                           Signature(s)
                           (Please print and sign as name appears on proxy.  When shares are held by joint tenants,
                                         ---
                            both should sign.  When signing in a fiduciary or representative capacity, give full title as such.)


PLEASE MARK, DATE, AND SIGN THIS PROXY, INDICATING ANY CHANGE OF ADDRESS, AND RETURN IT PROMPTLY TO PAULA
WOODMAN, 3 RAVINIA DRIVE, SUITE 1830, ATLANTA, GEORGIA 30346 IN THE ENCLOSED RETURN ENVELOPE.